Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235941

PROSPECTUS

OFFER TO EXCHANGE

Up to $100,000,000 aggregate principal amount of

7.50% Senior Unsecured Notes due 2029

that have been registered under the Securities Act of 1933

for a like principal amount of any and all outstanding unregistered

7.50% Senior Unsecured Notes due 2029

The exchange offer will expire at 5:00 p.m., New York City time, on March 4, 2020, unless extended.

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus, up to $100,000,000 aggregate principal amount of our 7.50% Senior Unsecured Notes due 2029 (CUSIP No. 31431B AC3) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to in this prospectus as the “New Notes,” for a like principal amount of any and all of our outstanding unregistered 7.50% Senior Unsecured Notes due 2029 (CUSIP Nos. 31431B AA7 and 31431B AB5) that we issued in a private placement on March 5, 2019, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under registration rights agreements that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition but is subject to certain customary conditions.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are not subject to transfer restrictions, bear a different CUSIP number and ISIN number from the Old Notes, are issuable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, and are not entitled to registration rights under the registration rights agreements that we entered into with the initial purchasers of the Old Notes. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued, as amended by a first supplemental indenture to be entered into on the date of issuance of the New Notes, which we refer to as the “First Supplemental Indenture.”

There is no existing public market for the Old Notes or the New Notes and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to list the New Notes on any national securities exchange or quotation system.

You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes that are freely tradable. If you fail to tender your Old Notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. We have agreed to furnish to each broker-dealer who has delivered the notice to us required by and in accordance with the registration rights agreements, without charge, as many copies of this prospectus and any amendment and supplement hereto, as such participating broker-dealer may reasonably request in connection with its resale of such exchange notes. See “Plan of Distribution.”

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 9, as well as the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosure in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2020.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.

You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized any other person to provide you with any other information. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed in the letter of transmittal to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus for use in connection with any such resale. See “Plan of Distribution.”

References in this prospectus to “we,” “us,” “our,” “FNHC” or the “Company” refer to FedNat Holding Company and its subsidiaries, unless the context otherwise requires.

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NOTICE TO INVESTORS

The New Notes will be available in book-entry form only. The New Notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, New Notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture, dated as of March 5, 2019, and the First Supplemental Indenture governing the New Notes, which together we refer to herein as the indenture. See “Description of the Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and therefore we file annual, quarterly and current reports, proxy statements, and other documents with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxies, information statements, and other information regarding registrants, including us, that file electronically with the SEC. We also maintain a website at www.fednat.com; however, the information contained on our website does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-4 relating to the New Notes and the exchange offer. This prospectus is a part of the registration statement and, as permitted by SEC rules, does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto, contains additional relevant information about us, the New Notes and the exchange offer. This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus or incorporated by reference into this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC that is incorporated by reference in this prospectus will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. That information will become part of this prospectus from the date the information is filed with the SEC. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, (a) on or after the date of filing the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, and (b) on or after the date of this prospectus until the date we complete the exchange offer (in each case excluding any information furnished and not filed according to SEC rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 7, 2019;

•	our Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2018, filed on April 30, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 7, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 12, 2019;

•	our definitive proxy statement on Schedule 14A for our 2019 annual meeting of shareholders, filed on August 30, 2019; and

•

our Current Reports on Form 8-K filed on January 14, 2019, February  26, 2019 (as amended on March  6, 2019), February 28, 2019, March  6, 2019, April 5, 2019, July  1, 2019, July 17, 2019, August  12, 2019, August 13, 2019, October 15, 2019, October 21, 2019, and December 2, 2019.

Holders of the Old Notes may request a copy of these filings, at no cost, by contacting us at the following address or telephone number:

FedNat Holding Company

Attention: Corporate Secretary

14050 N.W. 14th Street, Suite 180

Sunrise, Florida 33323

Telephone: (954) 581-9993

To ensure timely delivery of any requested information, holders of the Old Notes must make any request no later than February 26, 2020, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains forward-looking statements about the Company that are intended to be subject to the safe harbors created under U.S. federal securities laws. The use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “can,” “might,” “intend,” “target,” and other similar words and expressions, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those contained in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Amendment No. 1 on Form 10-K/A thereto, which is incorporated by reference in this prospectus, including those discussed under “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as those discussed in any subsequent filings of the Company that are incorporated in this prospectus by reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information about how to obtain copies of our filings with the SEC. For a discussion of significant risk factors that apply to the exchange offer and the notes, see “Risk Factors” beginning on page 9 of this prospectus.

Potential risks and uncertainties that could cause our actual results to differ from those anticipated in any forward-looking statements include, but are not limited to, those described below:

•	uncertainties related to estimates, assumptions and projections relating to unpaid losses and loss adjustment expenses and other accounting policies;

•	the costs of reinsurance, assessments charged by various governmental agencies, pricing competition and other initiatives by competitors;

•	the risk of non-collectability of reinsurance;

•	the ability to successfully integrate operations we recently acquired;

•	trends in claims and coverage issues;

•	the impact of new regulations adopted in Florida and in other states in which we do business that affect the property and casualty insurance market;

•	our ability to obtain regulatory approval for requested rate changes and the timing thereof;

•	the statutorily approved assessments that support property and casualty insurance pools and associations, which will cause our revenues and operating performance to fluctuate;

•	weather conditions and natural disasters (including, but not limited to, the severity and frequency of storms, hurricanes, tornados and hail);

•	inflation and other changes in economic conditions, including changes in financial markets;

•	legislative and regulatory developments;

•	climate change;

•	security breaches and other system disruptions;

•

the implications of having debt outstanding, including the potential failure to comply with the covenants in our senior note indenture, which failure could arise as a result of events beyond our control;

•	dependence on investment income and the composition of our investment portfolio;

•	the adequacy of our liability for loss, loss reserves and loss adjustment expense;

•	our relationship with insurance agents, and our ability to recruit and retain them;

•	claims experience and catastrophe losses;

•	ratings by industry services;

•	reliance on key personnel;

•	acts of war and terrorist activities, among other man-made disasters;

•	court decisions and trends in litigation and health care; and

•	other factors set forth in this prospectus or in our other filings with the SEC.

If any of these risks or uncertainties materialize, or if any of the assumptions underlying such forward-looking statements proves to be incorrect, our results could differ materially from those expressed in, implied or projected by, such forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights selected information appearing elsewhere, or incorporated by reference, in this prospectus and is, therefore, qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all of the information that may be important to you in deciding to exchange your Old Notes for New Notes. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the New Notes and the exchange offer. You should pay special attention to the “Risk Factors” and the “Cautionary Note Regarding Forward-Looking Statements.”

FedNat Holding Company

We are an insurance holding company that controls substantially all steps in the insurance underwriting, distribution and claims processes through our subsidiaries and our contractual relationships with our independent agents and general agents.

We, through our wholly owned subsidiaries, are authorized to underwrite, and/or place, homeowners’ multi-peril (which we refer to as “homeowners”), federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

FedNat Insurance Company, or FNIC, one of our wholly owned insurance subsidiaries, is licensed as an admitted carrier, to write specific lines of insurance by the state’s insurance departments in Florida, Louisiana, Texas, Georgia, South Carolina, Alabama and Mississippi. Monarch National Insurance Company, or MNIC, one of our other insurance subsidiaries, is licensed as an admitted carrier in Florida. As discussed under “Maison Acquisition” below, we recently acquired Maison Insurance Company, or Maison, which is licensed as an admitted carrier in Louisiana, Texas and Florida. Admitted carriers are bound by rate and form regulations, and are strictly regulated to protect policyholders from a variety of illegal and unethical practices. Admitted carriers are also required to financially contribute to the state guarantee fund used to pay for losses if an insurance carrier becomes insolvent or unable to pay loss amounts due to their policyholders.

Through our wholly owned subsidiary, FedNat Underwriters, Inc., we serve as managing general agent for FNIC and MNIC and through our recently acquired wholly owned subsidiary, Maison Managers, Inc., we serve as managing general agent for Maison.

We were incorporated in Florida in 1991, and changed our name from 21st Century Holding Company to Federated National Holding Company in 2012 and to FedNat Holding Company in 2018. Our principal executive offices are located at 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323, and our telephone number is (954) 581-9993. Our website is www.fednat.com. The information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

The Private Placement

On March 5, 2019, we issued $100,000,000 in aggregate principal amount of our 7.50% Senior Unsecured Notes due 2029, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction (the “Private Placement”) to certain qualified institutional buyers and accredited investors, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated March 5, 2019, between FedNat Holding Company, as issuer, and The Bank of New York Mellon, as trustee. The term “notes” refers collectively to the Old Notes and the New Notes.

Maison Acquisition

Acquisition of Maison Companies

On December 2, 2019, the Company closed its acquisition from 1347 Property Insurance Holdings, Inc., or PIH, of PIH’s insurance operations conducted through Maison, Maison Managers, Inc. and Claimcor, LLC, which we refer to collectively as the Maison Companies. The acquisition was completed pursuant to the Equity Purchase Agreement dated as of February 25, 2019 among the Company, PIH and the Maison Companies.

In exchange for the equity of the Maison Companies, PIH received as consideration from the Company (i) $25.5 million in cash and (ii) 1,773,102 shares of the Company’s common stock, which is equal to $25.5 million divided by the weighted average closing price per share of the Company’s common stock on Nasdaq during the 20 trading days immediately preceding the closing date. The shares issued to PIH, which represent approximately 12% of the Company’s shares outstanding, were issued without registration under the Securities Act of 1933, as amended, pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act. With the completion of this acquisition, the Company owns 100% of the Maison Companies.

The Company agreed to register the resale of the shares issued to PIH following the closing, pursuant to the Registration Rights Agreement dated December 2, 2019 with PIH. The resale of these shares is subject to the terms of a five-year Standstill Agreement dated December 2, 2019 with PIH, the terms of which are described below (see “—Standstill Agreement with PIH”).

In addition, surplus notes issued by Maison to PIH in an amount equal to $18 million plus accrued but unpaid interest were repaid to PIH and were replaced with new surplus notes funded by the Company.

PIH received five-year rights of first refusal to provide reinsurance of up to 7.5% of any layer in the Company’s catastrophe reinsurance program, up to a maximum aggregate in force amount of all reinsurance coverage sold to the Company of $15 million, pursuant to a Reinsurance Capacity Right of First Refusal Agreement dated December 2, 2019 with PIH. A wholly owned subsidiary of PIH, Fundamental Global Advisors LLC, or the Advisor, and the Company also entered into an Investment Advisory Agreement dated December 2, 2019 pursuant to which the Advisor will provide investment advisory services to the Company for five years for an annual advisory fee of $100,000. PIH also agreed to a non-compete for five years following the closing with respect to residential property insurance in Alabama, Florida, Georgia, Louisiana, South Carolina and Texas.

Standstill Agreement with PIH

Under the Standstill Agreement, PIH has agreed to vote all shares of the Company’s common stock in accordance with the recommendations of the Company’s Board of Directors with respect to any matter presented for a vote by the Company’s shareholders where the Board of Directors has made a recommendation on such matter. The term of the Standstill Agreement is five years from the closing date, or through December 2, 2024.

In addition, during the five-year term of the Standstill Agreement, PIH shall not, directly or indirectly, do any of the following:

•

Acquire, offer, propose to acquire, agree to acquire, purchase, or make a tender or exchange offer to acquire, any Voting Securities (as defined below), other than a direct issuance of Voting Securities by FedNat that is approved in writing in advance by FedNat;

•

Sell, offer, propose to sell, agree to sell, or accept any tender or exchange offer for, in any one transaction or in any series of related transactions, any Voting Securities in excess of: (i) 2.5% of all Voting Securities that are issued and outstanding at the time of such sale; or (ii) with respect to PIH only, in any three consecutive month period, 25.0% of the shares of FedNat common stock that were issued to PIH pursuant to the acquisition of the Maison Companies;

•

Engage or participate in any solicitation of proxies or consents regarding the FedNat common stock, make any stockholder proposals at a meeting of FedNat’s stockholders, or induce or attempt to induce any other person to initiate any stockholder proposals at any meeting of FedNat’s stockholders;

•

Publicly advise, seek to advise, encourage, seek to encourage, influence or seek to influence any person with respect to the voting of any shares of FedNat common stock held by other stockholders of FedNat;

•

Take action to nominate or present any person for election to the FedNat Board of Directors at any annual meeting of FedNat’s stockholders or any other meeting of FedNat’s stockholders called for the purpose of electing directors;

•	Seek, propose or make any public statements with respect to any FedNat action requiring approval of FedNat’s stockholders;

•	Deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

•

Propose, or make any public statement with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving FedNat, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of FedNat’s assets;

•

Seek, alone or in concert with others, (i) to call a meeting of stockholders of FedNat; (ii) representation on the Board; (iii) the removal of any FedNat officer and/or director; or (iv) to support financially, or through the giving of services or information, any Person who is suing or contemplating suing FedNat or any of its affiliates, or is conducting or contemplating a solicitation in opposition to a proposal by the Board or FedNat’s management; or

•	Enter into, engage in, encourage or otherwise participate in any transaction designed to circumvent any of the restrictions set forth in the Standstill Agreement.

For purposes of the Standstill Agreement, “Voting Securities” are defined as (i) all shares of FedNat common stock, (ii) all other equity securities issued by FedNat pursuant to which the holder thereof has the right to vote on any matter relating to FedNat (whether such right is conveyed by the terms of the securities, by law, or otherwise), and (iii) all securities and other instruments of any type that are convertible into the securities described in items (i) and (ii) above, in each case that are owned or held, whether direct or indirectly, and whether beneficially or of record, by PIH at any time, regardless of when they were acquired and regardless of whether they were issued pursuant to the acquisition of the Maison Companies.

The foregoing restrictions are applicable to any purchaser or transferee of Voting Securities in a privately negotiated transaction.

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. Please refer to the section “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and the section “Description of the Notes” for a more complete description of the terms of the New Notes.

Old Notes	$100,000,000 in aggregate principal amount of 7.50% Senior Unsecured Notes due 2029.

New Notes	Up to $100,000,000 in aggregate principal amount of 7.50% Senior Unsecured Notes due 2029 that have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are not subject to transfer restrictions, bear a different CUSIP number and ISIN number from the Old Notes, are issuable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, and are not entitled to registration rights under any registration rights agreements.

Exchange Offer	We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of this exchange offer, promptly following the termination of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on March 4, 2020, unless extended.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.

Conditions to Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.” The exchange offer is not conditioned upon any minimum amount of Old Notes being tendered for exchange.

Procedures for Tendering Old Notes

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee, is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes.

In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering Old Notes held in book-entry form. These procedures, which we call ATOP (Automated Tender Offer Program) procedures, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal.

Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See “The Exchange Offer—Eligibility; Transferability.”

Guaranteed Delivery Procedures for Tendering Old Notes	If your Old Notes are not immediately available, you cannot deliver your Old Notes, the letter of transmittal, or any other documentation in a timely fashion, or you cannot complete the applicable procedures of DTC’s ATOP on or before the expiration date, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Material United States Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Appraisal Rights	Holders of Old Notes do not have appraisal or dissenters’ rights under applicable law or the indenture. See “The Exchange Offer—General.”

Registration Rights	Under the terms of the registration rights agreements that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under those registration rights agreements. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Resale of the New Notes	Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are acquiring the New Notes in the ordinary course of your business;

•  you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

• you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

• you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.

If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

See “The Exchange Offer—Eligibility; Transferability” and “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes	Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the U.S. federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.

Cancellation of Exchanged Old Notes	Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	The Bank of New York Mellon is serving as the exchange agent for this exchange offer. See “The Exchange Offer—Exchange Agent” for the address and telephone number of the exchange agent.

Summary of the New Notes

The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are not subject to transfer restrictions, bear a different CUSIP number and ISIN number from the Old Notes, are issuable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, and are not entitled to registration rights under any registration rights agreements. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued, as amended by the First Supplemental Indenture. Please refer to the section “Description of the Notes” for a complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer	FedNat Holding Company

Securities Offered	7.50% Senior Unsecured Notes due 2029.

Aggregate Principal Amount	Up to $100,000,000.

Maturity Date	March 15, 2029, unless previously redeemed.

Form and Denomination	The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates

The New Notes will bear interest at a fixed rate equal to 7.50% per year, subject to adjustment as described below, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2020.

The interest rate payable on the New Notes will be subject to adjustment from time to time if, at any time, the Applicable Rating Agency downgrades or upgrades the credit rating assigned to the New Notes, in which case the interest rate shall be 7.50% per year plus an additional 50 basis points for each notch downgrade below “BBB-” (or its equivalent rating) by the Applicable Rating Agency.

See “Description of the Notes—Principal, Maturity and Interest” for the definition of Applicable Rating Agency.

Day Count Convention	30-day month/360-day year.

Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.

Ranking	The New Notes will be our general unsecured obligations and will:

• rank senior in right of payment to our existing and future debt and other obligations that expressly provide for their subordination to the New Notes;

• rank equally in right of payment to all of our existing and future senior unsecured debt;

• be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• be structurally subordinated to all of the existing and future indebtedness and liabilities of our subsidiaries.

Optional Redemption

On or after March 15, 2024, we may redeem some or all of the New Notes at any time at the redemption prices listed in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the New Notes before March 15, 2024 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

The New Notes are not subject to repayment at the option of the holders and there is no sinking fund for the New Notes.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the New Notes at 101% of their principal amount, plus accrued and unpaid interest, if any. For more details, see “Description of the Notes—Change of Control.”

Limitation on Incurrence of Indebtedness

The indenture limits our ability to incur indebtedness unless (1) no event of default has occurred and is continuing and (2) our Debt to Capital Ratio as of the balance sheet date immediately preceding the date on which such additional indebtedness is incurred would have been less than 35%, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional indebtedness and all other indebtedness incurred since the immediately preceding balance sheet date had been incurred and the proceeds therefrom applied as of such day. The Debt to Capital Ratio and the restrictions of the covenant do not apply to indebtedness outstanding on the issuance date, intercompany indebtedness, indebtedness up to $10,000,000 outstanding at any time, and other exclusions set forth in the indenture.

See “Description of the Notes—Limitation on Incurrence of Indebtedness” for the definition of Debt to Capital Ratio.

Maintenance of Reinsurance

While the New Notes are outstanding, the indenture requires us to, and to cause each of our insurance subsidiaries to, purchase and maintain reinsurance from reinsurers with a minimum financial strength rating of “A-” by A.M. Best Company or “A-” by Standard and Poor’s, unless such reinsurance limits have been fully collateralized by the applicable reinsurer. In addition, the indenture sets forth minimum standards for such reinsurance.

For more details, see “Description of the Notes—Maintenance of Reinsurance.”

Limitation on Restricted Payments

The indenture prohibits us and our subsidiaries from, directly or indirectly:

(a)   declaring or paying any dividend on or in respect of, its capital stock or purchasing, redeeming, retiring or otherwise acquiring for value any capital stock of the Company (other than wholly in exchange for capital stock of the Company (other than “Disqualified Stock” as defined in indenture)); or

(b)   making any payment or other distribution on any other securities of the Company or any of its subsidiaries that rank junior to or pari passu with the New Notes, including on any indebtedness of the Company or any of its subsidiaries (all such payments and other actions under (a) and (b), are referred to as a Restricted Payment), unless, at the time of, and after giving effect to such Restricted Payment on a pro forma basis, (i) no default shall have occurred and be continuing (or would reasonably be expected to result therefrom); and (ii) the Company’s Debt to Capital Ratio would be less than 35%.

For more details, see “Description of the Notes—Limitation on Restricted Payments.”

Certain Other Indenture Covenants	The indenture contains other covenants that limit, among other things, our ability and the ability of our subsidiaries to create liens on assets and transfer or sell assets. These covenants are subject to important exceptions and qualifications, which are described in “Description of the Notes—Certain Other Indenture Covenants.”

Listing; No Public Market	The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors	See “Risk Factors” beginning on page 9 of this prospectus, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	The Bank of New York Mellon, or successor if replaced in accordance with the applicable provisions of the indenture.

Governing Law	The indenture and the New Notes will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, which is incorporated herein by reference, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” section in this prospectus.

Risks Related to Our Business

We may face difficulties related to our recently completed acquisition of the Maison Companies, which could harm our growth or operating results.

On December 2, 2019, we completed our previously announced acquisition of the Maison Companies (see “Summary—Maison Acquisition”). As with any acquisition, we face the substantial risks associated with acquisitions of existing businesses. These risks include, but are not limited to, the risk that we may not be able to fully integrate the operations, personnel, services or technologies of the Maison Companies; the risks associated with determining adequate loss reserves for the insurance operations we acquired; the potential disruption of our ongoing businesses; the diversion of management attention because of the substantial management time and resources required; and the difficulty in developing or maintaining controls and procedures. We have begun the process of integrating the operations we acquired. There can be no assurances, however, that we will be able to successfully complete this integration.

Completing the integration of the Maison Companies may require us to use cash resources, incur contingent liabilities, amortize intangible assets, or write-off acquisition-related expenses. We may also be faced with material liabilities not disclosed to us as part of our due diligence process. If we are not able to address these liabilities and otherwise successfully integrate the acquired business, we may not receive the intended benefits of this acquisition. As a result, our ongoing business, financial condition and results of operations could be materially adversely affected.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See “The Exchange Offer—Procedures for Tendering Old Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

If you fail to exchange your Old Notes, they will continue to be restricted securities and may become less liquid.

Old Notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Because we anticipate that most holders of the Old Notes will elect to exchange their Old Notes, we expect that the liquidity of the market for Old Notes remaining after the completion of the exchange offer will be substantially limited. Any Old Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Old Notes outstanding. Following the exchange offer, if you do not tender your Old Notes you generally will not have any further registration rights, and your Old Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered Old Notes.

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf in accordance with the procedures described in this prospectus and the accompanying transmittal letter.

Some holders who exchange their Old Notes may be deemed to be underwriters.

Based on interpretations of the staff of the SEC contained in certain no action letters addressed to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, such liability.

Risks Related to the Notes

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.

Holders of our secured indebtedness and the secured indebtedness of the guarantors could have claims that are prior to the claims of holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

As of September 30, 2019, the aggregate amount of our long-term debt, net of deferred financing costs, was approximately $98.5 million. We are permitted to incur substantial additional indebtedness, including secured debt, in the future under the terms of the indenture governing the notes. See “Description of the Notes—Limitation on Incurrence of Indebtedness.”

Restrictive covenants in the indenture governing the notes may restrict our ability to pursue our business strategies.

The indenture governing the notes limits our ability, and the terms of any future indebtedness may limit our ability, among other things, to:

•	incur or guarantee additional indebtedness;

•	issue disqualified and preferred stock;

•	make certain investments;

•	pay dividends or make distributions on our capital stock;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	incur liens.

The restrictions contained in the indenture governing the notes could also limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans.

We are a holding company with no operations and may not have access to sufficient cash to make payments on the notes.

We are a holding company and have limited direct operations. Our most significant assets are the equity interests we hold in our subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations and such dividends may be restricted by law, the instruments governing our indebtedness, including the indenture governing the notes, or other agreements of our subsidiaries. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, our subsidiaries are separate and distinct legal entities and any payments of dividends, distributions, loans or advances to us by our subsidiaries could be subject to legal and contractual restrictions on dividends. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries’ earnings. Subject to certain qualifications, our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments of principal premiums, if any, and interest on the notes when due.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes has the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture.

If a change of control occurs, we may not have enough assets to satisfy all obligations under the indenture related to the notes. Upon the occurrence of a change of control we could seek to refinance the notes or obtain a waiver from you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver on commercially reasonable terms, if at all. No assurances can be given that any court would enforce the change of control provisions in the indenture governing the notes as written for the benefit of the holders, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case.

The trading price of the notes may be volatile and can be directly affected by many factors, including our credit rating.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

Changes in our credit ratings may adversely affect your investment in the notes.

The credit ratings on the notes are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to cancel all Old Notes received in exchange for New Notes in the exchange offer.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on March 5, 2019, we entered into registration rights agreements with the initial purchasers of the Old Notes, which provide for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP and ISIN numbers from the Old Notes;

•	the New Notes will not be subject to transfer restrictions;

•	the New Notes are issuable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	the New Notes will not be entitled to registration rights under any registration rights agreements or otherwise.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of debt securities under the indenture. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.

We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the certificates for any unaccepted Old Notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “—Fees and Expenses.”

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”

NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreements

The following provides a summary of certain terms of the registration rights agreements. This summary is qualified in its entirety by reference to the complete version of the registration rights agreements, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreements that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under those registration rights agreements. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Under the terms of the registration rights agreements, we agreed, among other things, to:

•

on or prior to the 45th day after the closing date of the Acquisition, file a registration statement with the SEC under the Securities Act with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

•	use our reasonable best efforts to cause that registration statement to become effective no later than 30 days after it is filed with the SEC.

The registration rights agreements also require us to commence the exchange offer promptly after the effectiveness of the registration statement and to keep the exchange offer open for not less than 20 business days and not more than 40 business days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.

We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreements, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes. We further agreed that under certain circumstances we would file a shelf registration statement with the SEC that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought our own no-action letter from the staff of the SEC with respect to this particular exchange offer. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, our “affiliate” as such term is defined under Rule 405 under the Securities Act;

•

you are not, or any such person is not, a broker-dealer registered under the Exchange Act, and you are not engaged in or such person is not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who intends to participate in the exchange offer for the purpose of distributing the New Notes, or (iv) who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on March 4, 2020, which we refer to as the expiration date, unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we terminate or withdraw the exchange offer, we will promptly return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering Old Notes

In order to participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “—Exchange Agent.”

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. Accordingly, DTC will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must:

•	comply with DTC’s ATOP procedures described below; and

•

the exchange agent must receive a timely confirmation of a book-entry transfer (which we refer to as a Book-Entry Confirmation) of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted “agent’s message” (as defined below), before the expiration date of the exchange offer.

Following receipt, the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, DTC must send an “agent’s message” to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

The term “agent’s message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.

Each agent’s message must include the following information:

•	name of the beneficial owner tendering such Old Notes;

•	account number of the beneficial owner tendering such Old Notes;

•	principal amount of Old Notes tendered by such beneficial owner; and

•	a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under “—Representations” below.

If you cannot tender your Old Notes by the expiration date, you must comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures.”

The delivery of the Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, unless otherwise provided in the accompanying letter of transmittal, promptly following the expiration date of the exchange offer.

Representations

By tendering Old Notes, each holder is deemed to have represented to us that:

•	any New Notes that you receive will be acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act); and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

Guaranteed Delivery Procedures

If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or Old Notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office set forth in “—Exchange Agent” on or prior to the expiration date a letter or facsimile transmission from a firm that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an Eligible Institution) setting forth the name and address of the tendering holder, the names in which the Old Notes are registered, the principal amount of the Old Notes and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution (but in any event no later than three business days following the expiration date), the Old Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the Old Notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered Old Notes (or a timely Book-Entry Confirmation).

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the tendering holder of Old Notes;

•	the principal amount of the Old Notes delivered for exchange;

•	specify the name and number of the account at DTC to be credited with the withdrawn Old Notes; and

•	a statement that such holder is withdrawing its election to have such Old Notes exchanged.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the applicable exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date of the exchange offer.

Exchange Agent

The Bank of New York Mellon, the trustee under the indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations–Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Tiffany Castor

Telephone:	(315) 414-3034
Facsimile:	(732) 667-9408
Email:	CT_REORG_UNIT_INQUIRIES@BNYMELLON.COM

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	under a registration statement which has been declared effective under the Securities Act;

•

for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreements, we may be required to file a shelf registration statement for a continuous offer of Old Notes.

DESCRIPTION OF THE NOTES

On March 5, 2019, we issued $100,000,000 in aggregate principal amount of our 7.50% Senior Unsecured Notes due 2029, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain qualified institutional buyers and accredited investors, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated March 5, 2019, between FedNat Holding Company, as issuer, and The Bank of New York Mellon, as trustee. The term “notes” refers collectively to the Old Notes and the New Notes.

The New Notes will be issued under the same indenture as the Old Notes, as amended by the First Supplemental Indenture, and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP and ISIN numbers from the Old Notes;

•	the New Notes will not be subject to transfer restrictions;

•	the New Notes are issuable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	the New Notes will not be entitled to registration rights under any registration rights agreements or otherwise.

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

The exchange offer for the New Notes will be for up to $100,000,000 in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes have materially identical interest terms as the Old Notes. Interest on the notes will accrue from the most recent date on which interest on the notes was paid. The notes will mature and become payable, unless earlier redeemed, on March 15, 2029.

The New Notes will bear interest at a fixed rate equal to 7.50% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2020. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest Payments

We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at The Bank of New York Mellon, 240 Greenwich Street, Floor 7E, New York, NY 10286, Attention: Corporate Trust Administration; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.

Ranking

The New Notes will be our general unsecured obligations and will:

•	rank senior in right of payment to our existing and future debt and other obligations that expressly provide for their subordination to the New Notes;

•	rank equally in right of payment to all of our existing and future senior unsecured debt;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all of the existing and future indebtedness and liabilities of our subsidiaries.

We are a holding company with limited direct operations. All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of us, including holders of the notes. The notes, therefore, will be structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of our subsidiaries. Although the indenture contains limitations on the amount of additional indebtedness that we and our subsidiaries may incur, such limitations are subject to a number of significant exceptions.

Change of Control

Upon the occurrence of any of the following Change of Control events, each holder will have the right to require us to purchase all or any part (in integral multiples of $1,000) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

•

any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the voting stock of the Company (or its successors by merger, consolidation or purchase of all or substantially all of its assets);

•	during any period of twelve consecutive months, a majority of the members of the board of directors of the Company are not continuing directors;

•

the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

•	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Within 15 days following any Change of Control, we will mail or electronically deliver a notice, or Change of Control Offer, to each holder with a copy to the trustee describing:

•

that a Change of Control Offer is being made and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant payment date) (such payment is referred to as the Change of Control Payment);

•	the repurchase date (which shall be no earlier than 15 days nor later than 45 days from the date such notice is mailed or delivered) (such date is referred to as the Change of Control Payment Date);

•	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased;

•	that any notes not tendered will continue to accrue interest in accordance with the terms of the applicable note and the indenture;

•

that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

•

that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes delivered for purchase and a statement that such holder is unconditionally withdrawing its election to have such notes purchased; and

•

that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to the then remaining balance of principal amount per note.

We will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption for all of the outstanding notes has been given pursuant to the indenture unless and until there is a default in payment of the applicable redemption price, plus accrued and unpaid interest to, but excluding, the proposed redemption date.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of such compliance.

This Change of Control purchase provision is a result of negotiations between us and the initial purchasers of the outstanding notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Our ability to pay cash to the holders upon a purchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to purchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its subsidiaries taken as a whole to another person or group may be uncertain.

Optional Redemption

On or after March 15, 2024, we may redeem the notes, at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice (provided that, in connection with (x) the satisfaction and discharge of the indenture or (y) defeasance of the notes, a redemption notice may be given more than 60 days, but not more than one year, prior to such event) mailed by a recognized international mail carrier or otherwise electronically delivered to each holder’s registered address or otherwise in accordance with the procedures of the DTC, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Year	Redemption Price
2024	103.750%
2025	101.875%
2026 and thereafter	100.000%

In addition, at any time prior to March 15, 2024, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by a recognized international mail carrier or otherwise electronically delivered to each holder’s registered address or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of (1) 1.0% of the then outstanding principal amount of such note and (2) the excess (if any) of:

•

the present value at such redemption date of (i) the redemption price of such note at March 15, 2024 (such redemption price being set forth in the table above) (excluding any accrued but unpaid interest), plus (ii) all required interest payments due on such note through March 15, 2024 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate (as defined in the indenture) on such redemption date plus 50 basis points; over

•	the then outstanding principal amount of such note.

We, or our affiliates, may at any time and from time to time purchase notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as we, or any such affiliates, may determine.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made in compliance with the rules and procedures of the depositary and requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis (and in such manner as complies with applicable legal requirements); provided, that the selection of notes for redemption shall not result in a holder of notes with a principal amount of notes less than the minimum denomination to the extent practicable. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Company has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest, if any, on, the notes to be redeemed.

Repurchases

We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.

Limitation on Incurrence of Indebtedness

The indenture limits our ability to incur indebtedness unless (a) no event of default is continuing and (b) the Debt to Capital Ratio of the Company as of the balance sheet date immediately preceding the date on which such additional indebtedness is incurred would have been no greater than 35%, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional indebtedness and all other indebtedness incurred since the immediately preceding balance sheet date had been incurred, except to the extent such indebtedness is used to prepay other indebtedness and the proceeds therefrom applied as of such day.

However, the limitations set forth above do not apply to the incurrence of the following indebtedness:

•	the Old Notes or the New Notes;

•	any indebtedness outstanding on the issue date and any refinancing thereof, and any indebtedness incurred that is used to redeem the notes in accordance with the terms of the indenture;

•	indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument if such indebtedness is extinguished within 10 business days;

•

indebtedness owed to banks and other financial institutions incurred in the ordinary course of business of the Company and its subsidiaries in connection with ordinary banking arrangements to provide treasury services or to manage cash balances;

•	intercompany indebtedness;

•

indebtedness in a total maximum amount not to exceed $10,000,000 outstanding at any time, provided that on the date any such indebtedness is incurred, and after giving effect thereto on a pro forma basis, no default has occurred and is continuing (or would result therefrom), including pro forma compliance with any financial covenant ratios applicable to the notes;

•

indebtedness to the extent that the net proceeds thereof are promptly deposited to defease all of the notes in accordance with the indenture, provided that (1) such indebtedness (x) is subordinate to any notes not so defeased and (y) has a maturity date subsequent to any notes not so defeased and (2) unless all of the notes are defeased, such indebtedness shall not be issued by any subsidiary of the Company.

“Debt to Capital Ratio” means, as of any date, the ratio (expressed as a percentage) equal to Consolidated Indebtedness of the Company as of such date divided by the Consolidated Capital of the Company as of such date.

“Consolidated Indebtedness” means, as of any date, the indebtedness of the Company and its subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Capital” means, as of any date, the total shareholders’ equity of the Company and its subsidiaries on such date determined on a consolidated basis in accordance with GAAP plus the indebtedness of the Company and its subsidiaries on a consolidated basis outstanding as of such date.

Maintenance of Reinsurance

While the New Notes are outstanding, the indenture requires us to, and to cause each of our insurance subsidiaries to, purchase and maintain reinsurance from reinsurers with a minimum financial strength rating of “A-” by A.M. Best Company or “A-” by Standard and Poor’s, unless such reinsurance limits have been fully collateralized by the applicable reinsurer. Additionally, our insurance subsidiaries shall purchase and maintain reinsurance coverage on the business each of them has underwritten that satisfies each of the following:

(a)

such reinsurance coverage shall at least equal that determined to be adequate by the relevant governmental authority with jurisdiction over its business and such other jurisdictions in which it is licensed as an insurer;

(b)

such reinsurance coverage, with respect to catastrophe coverage for first event losses, shall provide full coverage to a level equal to or greater than a 1:100 probable maximum loss, or PML, from the occurrence exceedance probability curve projected to September 30th for the current reinsurance treaty year determined by a 50/50 blend of the U.S. hurricane models of AIR Worldwide Corporation, or AIR, and Risk Management Solutions, Inc., or RMS, publicly available at the date of inception of the relevant reinsurance renewal term based on the long-term modeling output and excluding demand and storm surge subject to the maximum retention specified in paragraph (d), provided that the amount of such first event limit shall be based on Florida exposure only, except if the combined PML for the United States and other jurisdictions in which any insurance subsidiary writes property business exceeds the PML for our Florida-only exposure at the 1 in 100 year blended return period by 10% or more, in which case we will purchase excess of loss reinsurance to such combined PML (except that the combined PML will exclude states, other than Florida, where we purchase separate excess of loss reinsurance coverage up to the 1 in 100 year return period);

(c)

such reinsurance, with respect to catastrophe coverage for second event losses, shall provide full coverage to a level equal to or greater than a 1:50 PML from the occurrence exceedance probability curve determined by AIR or RMS, using the long-term modeling output and excluding demand and storm surge subject to the maximum retention specified in paragraph (d) below; and

(d)

our catastrophe reinsurance program shall have a U.S. dollar maximum retention per catastrophe event, in connection with the 1:100 and 1:50 levels specified in paragraph (b) and (c) above, of no greater than 15% of our Consolidated Capital at the preceding March 31.

See “Description of the Notes—Limitation on Incurrence of Indebtedness” for the definition of Consolidated Capital.

Limitation on Restricted Payments

The indenture prohibits us and our subsidiaries, directly or indirectly from:

(a)

declaring or paying any dividend on or in respect of, its capital stock or purchasing, redeeming, retiring or otherwise acquiring for value any capital stock of the Company (other than wholly in exchange for capital stock of the Company (other than Disqualified Stock)); or

(b)

making any payment or other distribution on any other securities of the Company or any of its subsidiaries that rank junior to or pari passu with the notes, including on any indebtedness of the Company or any of its subsidiaries (all such payments and other actions under (a) and (b), are referred to as a Restricted Payment); unless, with respect to either clause (a) or clause (b), at the time of, and after giving effect to such Restricted Payment on a pro forma basis,

(i)	no default shall have occurred and be continuing (or would reasonably be expected to result therefrom); and

(ii)	the Company’s Debt to Capital Ratio would be less than 35%.

“Disqualified Stock” means, with respect to any person, any capital stock of such person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (2) is convertible into or exchangeable for indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of the Company or a subsidiary (it being understood that upon such conversion or exchange it shall be an incurrence of such indebtedness or Disqualified Stock)); or (3) is redeemable at the option of the holder of the capital stock in whole or in part in each case on or prior to the date 91 days after the earlier of the final maturity date of any notes and the date on which no notes are outstanding; provided, however, that only the portion of capital stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such capital stock upon the occurrence of a Change of Control shall not constitute Disqualified Stock if the terms of such capital stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such capital stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless such repurchase or redemption complies with the limitation on Restricted Payments.

See “Description of the Notes—Limitation on Incurrence of Indebtedness” for the definition of Debt to Capital Ratio.

Certain Other Indenture Covenants

The indenture contains other covenants that limit us, including:

Limitation on Liens. The Company and its subsidiaries are prohibited from creating, assuming, incurring or permitting to exist any indebtedness (including any guarantee) that is secured by a lien (other than permitted liens) on (a) the capital stock of any “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) or (b) the capital stock of a subsidiary that owns, directly or indirectly, the capital stock of any of the significant subsidiaries, without, in either case, providing that the notes will be secured equally and ratably with the indebtedness so secured for so long as such indebtedness shall be so secured; provided that this limitation shall not apply to (i) liens on capital stock of a subsidiary existing as of the issue date if such subsidiary shall thereafter become a significant subsidiary, or any renewal or extension of such existing liens, or (ii) liens on capital stock or other securities of subsidiaries that are not significant subsidiaries.

Maintenance of Insurance Subsidiaries. We must cause each of our subsidiaries that is required to be licensed as an insurer or reinsurer to (i) be duly organized and licensed or otherwise eligible to conduct an insurance or a reinsurance business, as the case may be, under the insurance statutes and regulations as applied by the relevant insurance regulatory authorities in each jurisdiction in which the conduct of its business requires such licensing or eligibility, (ii) have all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations and qualifications of and from all insurance regulatory authorities necessary to conduct their respective businesses and (iii) comply with all applicable insurance laws, rules and regulations, except in the case of clause (iii) where such non-compliance would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its subsidiaries, taken together.

Limitation on Dispositions of Capital Stock of Significant Subsidiaries. The Company and its subsidiaries are prohibited from issuing, selling, assigning, transferring or otherwise disposing of, directly or indirectly, any capital stock of any significant subsidiary of the Company existing as of the issue date, except to the Company or one of its other subsidiaries, or for the purpose of qualifying directors or as may be required by law of regulation, unless (1) such issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at the Company’s request or at the request of any of its subsidiaries, (2) the Company or its subsidiary sells, assigns, transfers or otherwise disposes of the entire capital stock of the significant subsidiary at the same time in one transaction or in a series of related transactions, for consideration consisting of cash, property or a combination thereof that is at least equal to the fair market value of the capital stock or (3) the Company sells, assigns, transfers, or otherwise disposes of any capital stock of a significant subsidiary for at least fair market value and, after giving effect thereto, the Company and its subsidiaries would own, directly or indirectly, more than 80% of the issued and outstanding voting stock of such significant subsidiary.

Ratings. We must (i) use our best efforts to maintain a rating of the notes by the Applicable Rating Agency of not less than BBB+ (or its equivalent) and (ii) ensure that the notes are rated at least “BB-” (or its equivalent) by the Applicable Rating Agency (it being understood that this clause (ii) will be breached regardless of whether the Company has used its best efforts to maintain such rating).

“Applicable Rating Agency” means one of the following rating agencies at any given time: (i) in the case that there is only one rating agency rating the notes, such rating agency, (ii) in the case that there are two rating agencies rating the notes, such rating agency providing the lower rating, or (iii) in the case that there are three or more rating agencies rating the notes, such rating agency providing the second lowest rating. The initial rating agency shall be Egan Jones Rating Company.

Merger, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Company may not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose (including by means of a reinsurance transaction) of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, in one or more related transactions, to any person unless:

•

if other than the Company, the resulting, surviving or transferee person shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof;

•

the successor company expressly assumes all the obligations of the Company under the indenture and the notes pursuant to supplemental indentures, unless such obligation to assume is waived by holders representing a majority of the principal amount of the notes; and

•

immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Company, the successor company or any subsidiary as a result of such transaction as having been incurred by the Company, the successor company or such subsidiary at the time of such transaction), no default or event of default shall have occurred and be continuing (or would reasonably be expected to result therefrom).

Notwithstanding the foregoing, (a) any subsidiary may consolidate with or merge with or into the Company or another subsidiary, so long as no capital stock of the subsidiary is distributed to any person other than the Company or such other subsidiary, as applicable, and (b) the Company may merge with an affiliate of the Company solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits, so long as the amount of indebtedness of the Company and its subsidiaries is not increased thereby.

In addition, each holder shall have the right, within 20 business days following a Change of Control of the Company, to require the successor to the Company to repurchase all or any part of such holder’s notes, for cash, at a purchase price equal to 101% of the then-outstanding principal balance of the notes to be repurchased, plus accrued and unpaid interest on such notes, if any, to the applicable repurchase date.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

The following are events of default under the indenture:

•	our failure to make payment of any interest on the notes when due, which continues for 10 consecutive business days;

•	our failure to make payment of any principal of the notes when due;

•

the entry of a court decree or order for relief in respect of us in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

•

the commencement by us of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect, or the consent by us to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

•	our failure to comply with our obligations under the indenture in a merger or other disposition of assets;

•	our failure to comply with any obligations under any covenant under the indenture, which continues for 45 days after we have actual knowledge of such failure to comply or written notice;

•	our failure to perform any other obligation of ours under the notes or the indenture, which continues for 30 days after written notice as provided for in the indenture;

•

our default under any of our other indebtedness having an aggregate principal amount of at least $1,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes failure in payment of principal of such indebtedness when due after the expiration of any applicable grace period without such indebtedness having been discharged or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled;

•

our failure to pay final and non-appealable judgments aggregating in excess of $1,000,000 (net of any amounts that are covered by insurance, pursuant to which the insurer has not contested coverage), which judgments remain unsatisfied or undischarged for any period of 30 consecutive days during which a stay of enforcement of such judgments shall not be in effect; and

•

breach by us in any material respect of any representation, warranty or covenant made to the holders of the Old Notes in the Private Placement, and in the case of any such covenant such breach shall continue unremedied for a period of 30 days after the earlier of (i) written notice to us from any holder of notes, and (ii) the date on which our board of directors obtains actual knowledge of such breach.

If an event of default with respect to the notes occurs due to a bankruptcy event, the principal of the notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. In the case of our failure to pay the principal of, or interest on, the notes, any affected holder may accelerate the maturity of the notes. If an event of default with respect to the notes occurs and is continuing due to any other reason, the holders of at least a majority in principal amount of the outstanding notes, by notice to the trustee, may accelerate the maturity of the notes.

Amendment, Supplement and Waiver

Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

•	to cure any ambiguity, defect, omission, mistake or inconsistency;

•	to evidence a successor to our organization, and the assumption by any such successor of our covenants contained in the indenture and the notes;

•	to permit or facilitate the issuance of notes in uncertificated or global form;

•	to add guarantees with respect to the notes;

•	to add to our covenants for the benefit of the holders, to include additional events of default or to surrender any right or power conferred upon us with respect to the notes;

•	to conform any provision of the indenture to the requirements of the Trust Indenture Act; or

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee.

With the consent of the holders of not less than a majority in principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

•	reduce the rate of, or change the time for payment of, interest on any note;

•

reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

•	make any note payable in money other than dollars;

•

modify any provision of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

•	reduce the threshold of holders the consent of whom is required for any such supplemental indenture or required to waive certain defaults and covenants under the indenture;

•	make the notes subordinated in right of payment to any other obligations; or

•

modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when:

•

either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of the foregoing clause 2(i) or 2(ii), we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

•	we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

•	the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

•

our obligations with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for payments on the notes to be held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

•	the defeasance provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

•

in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound;

•

no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit referred to in the first bullet point above (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit); and

•

we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

Regarding the Trustee

The Bank of New York Mellon is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Employees, Officers or Directors, or Exchange Agent

No past, present or future director, officer, employee or shareholder of our company or any of our predecessors or successors, as such or in such capacity, nor the Exchange Agent will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations under the Code, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences described herein.

The tax treatment of a holder of notes may vary depending on the holder’s particular situation. This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under U.S. federal income tax laws including, but not limited to, banks, insurance companies, or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle, conversion transaction or other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, persons that are subject to special tax accounting rules under Section 451(b) of the Code, 401(k) plan or similar tax-favored account, or entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any non-income tax consequences of the exchange of Old Notes for New Notes.

As used herein, “U.S. Holder” means a beneficial owner of notes that is or is treated for U.S. federal income tax purposes as:

•	an individual that is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons,” as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996, and it has a valid election in effect under applicable U.S. Treasury Regulations to continue to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Old Notes or will hold the New Notes, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their own tax advisors as to the tax considerations of the exchange and ownership of the New Notes.

Exchange of Old Notes for New Notes

The exchange of Old Notes for New Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, (1) holders of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (3) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.

Ownership and Disposition of New Notes

Additional Payments

In certain circumstances (see “Description of the Notes—Change of Control”), we may be obligated to pay amounts in excess of principal plus stated interest on the New Notes. We intend to take the position that the New Notes should not be treated as contingent payment debt instruments because of such additional payments, and this disclosure assumes that our position will be respected. This position is based in part on assumptions regarding the possibility that, as of the date of issuance of the New Notes, such additional amounts will have to be paid. Assuming such position is respected, it is binding on a holder, and any additional amounts paid to a holder pursuant to any redemption or repurchase would be taxable as described below in “—U.S. Holders—Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes” and “—Non-U.S. Holders—Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes” (unless such holder of the New Notes discloses its contrary position in the manner required by the applicable Treasury Regulations). However, our position is not binding on the IRS and if the IRS successfully challenged this position, and the New Notes were treated as contingent payment debt instruments, holders of the New Notes could be required to accrue interest income at a rate higher than the rate that would otherwise apply and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, redemption or other taxable disposition of the New Notes. Holders of the New Notes are urged to consult their own tax advisers regarding the potential application to the New Notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the New Notes are not treated as contingent payment debt instruments.

U.S. Holders

This discussion is a summary of the U.S. federal income tax considerations that will apply to U.S. Holders. Certain U.S. federal income tax considerations applicable to non-U.S. Holders are described below under the heading “—Non-U.S. Holders.”

Stated Interest

Payments of stated interest on the New Notes generally will be treated as “qualified stated interest” for U.S. federal income tax purposes and taxable to a U.S. Holder as ordinary interest income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than a tax-free transaction), redemption, retirement or other taxable disposition of a New Note equal to the difference, if any, between the amount realized upon the disposition (other than amounts attributable to any accrued and unpaid interest, which will be taxable as described under “—U.S. Holders—Stated Interest” above, to the extent not previously taxed) and the U.S. Holder’s adjusted tax basis in the New Note. A U.S. Holder’s amount realized upon the disposition equals the sum of the cash plus the fair market value of any property received on the disposition. A U.S. Holder’s adjusted basis in a New Note will equal the basis in the Old Note exchanged therefor, which generally will be the U.S. Holder’s initial investment in such Old Note reduced by any cash payments received on the Old Note other than stated interest. Any gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder has held the New Note (including the period such holder held the Old Note exchanged therefor) for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Certain non-corporate U.S. Holders (including individuals) currently are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code.

Surtax on Net Investment Income

Certain U.S. Holders who are individuals, estates or trusts will be required to pay a 3.8% surtax on the lesser of (i) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include interest and gains from the sale or other taxable disposition of the New Notes. Prospective investors should consult their own tax advisors regarding the effect, if any, of this surtax on their investment in the New Notes.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to interest on the New Notes and the proceeds received upon the sale or other disposition of such New Notes (including a redemption or retirement). Certain holders (currently including, among others, certain tax-exempt organizations and corporations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number, or a certification of exempt status;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•

fails to certify, under penalties of perjury (generally on a properly completed and executed IRS Form W-9) that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of the material U.S. federal income and withholding tax considerations generally applicable to non-U.S. Holders. A “non-U.S. Holder” is a beneficial owner of the New Notes that is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). Non-U.S. Holders are encouraged to consult their own tax advisors concerning the relevant U.S. federal, state and local and any non-U.S. tax considerations that may be relevant to their particular situations.

Stated Interest

Subject to the discussion below concerning backup withholding and FATCA (as defined below), payments of interest on a New Note (which, for purposes of this discussion, includes any payments on the New Note that may be treated as interest for U.S. federal income tax purposes) made to a non-U.S. Holder generally will not be subject to

U.S. federal income tax or withholding tax, provided that:

•

such payments are not effectively connected with such holder’s conduct of a U.S. trade or business (or, in the case of an applicable tax treaty, are not attributable to a “permanent establishment” or “fixed base” maintained by the non-U.S. Holder in the U.S.);

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such New Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-U.S. Holder certifies on a statement (generally a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable) provided to us or the paying agent, under penalties of perjury, that such holder is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the New Notes on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a properly executed IRS Form W- 8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable, under penalties of perjury, certifying that such holder is not a United States person and provides us or the paying agent with a copy of such statement, or (3) the non-U.S. Holder holds its New Notes directly through a “qualified intermediary” provided that such qualified intermediary has entered into a withholding agreement with the IRS and certain other conditions are satisfied.

Payments of interest on a New Note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). A non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder (but without regard to the surtax on net investment income discussed above), however, with respect to interest on a New Note if such interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable tax treaty, is attributable to a “permanent establishment” or “fixed base” maintained by the non-U.S. Holder in the U.S.). Under certain circumstances, interest that is effectively connected with a corporate non-U.S. Holder’s conduct of a trade or business within the U.S. may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). Such effectively connected interest income generally will be exempt from U.S. federal withholding tax if a non-U.S. Holder delivers a properly executed IRS Form W-8ECI (or successor form) to us or the paying agent.

Non-U.S. Holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from U.S. federal income or withholding tax and branch profits tax. Non-U.S. Holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to any applicable income tax treaties. A non-U.S. Holder may meet these requirements by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable, or appropriate substitute form, to us or the paying agent.

Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes

Subject to the discussion below concerning backup withholding and FATCA, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a New Note unless:

•

that gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a “permanent establishment” or “fixed base” maintained by the non-U.S. Holder in the U.S.); or

•	the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain realized by a non-U.S. Holder described in the first bullet point above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder (but without regard to the surtax on net investment income discussed above). In addition, under certain circumstances, gain that is effectively connected with a corporate non-U.S. Holder’s conduct of a U.S. trade or business may be subject to an additional “branch profits tax” at the rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). Gain realized by a non-U.S. Holder described in the second bullet point above generally will be subject to tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met) to the extent of the excess of such holder’s U.S.-source capital gains during the tax year over U.S.-source capital losses during such tax year.

To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of the New Notes is attributable to accrued but unpaid interest, such amount will be treated as interest for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

We will, where required, report to non-U.S. Holders and to the IRS the amount of any principal and interest paid on the New Notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the New Notes. Copies of these information returns may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. Holder resides or is organized.

Backup withholding will not apply to payments of interest made by us or the paying agent to a non-U.S. Holder of New Note if the holder meets the identification and certification requirements discussed above under “Non-U.S. Holders—Stated Interest” for exemption from U.S. federal withholding tax or otherwise establishes an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the non-U.S. Holder is a United States person for U.S. federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Non-U.S. Holders generally may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances, the availability of an exemption from information reporting and backup withholding, and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with certain information reporting rules with respect to their U.S. account holders and investors. A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax, such as interest paid in respect of the New Notes, and also include the entire gross proceeds from the sale of any debt of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS recently issued Proposed Treasury Regulations that eliminate withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the Proposed Treasury Regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules.

We will not pay any additional amounts to holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

This discussion of certain United States federal income tax considerations is for general information only and may not be applicable depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Miami, Florida.

EXPERTS

The consolidated financial statements of FedNat Holding Company appearing in FedNat Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (including schedules appearing therein), and the effectiveness of FedNat Holding Company’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

OFFER TO EXCHANGE

Up to $100,000,000 aggregate principal amount of

7.50% Senior Unsecured Notes due 2029

that have been registered under the Securities Act of 1933

for a like principal amount of any and all outstanding unregistered

7.50% Senior Unsecured Notes due 2029

PROSPECTUS